EXHIBIT 99.1

www.bankrate.com

For more information contact:

Robert J. DeFranco

Senior Vice President

Chief Financial Officer

http://www.bankrate.com/investor-relations/

bdefranco@bankrate.com

561.630.1230

FOR IMMEDIATE RELEASE

Reminder	— Conference Call Today at 2:00 p.m. Eastern Daylight Time

Interactive Dial-In: 1-800-559-1203 (10 minutes before the call)

BANKRATE’S SECOND QUARTER NET INCOME SURGES TO $2.5 MILLION OR

$0.16 PER SHARE AS REVENUE RISES 54% TO $9.6 MILLION

— Traffic More Than Doubles in Second Quarter and First Half —

NEW YORK, NY—July 29, 2003 – Bankrate, Inc. (NASDAQ: RATE), the Internet’s leading consumer banking marketplace, today reported that net income increased 152% to a record $2.5 million, or $0.16 per share on a diluted basis, for the quarter ended June 30, 2003, from $1.0 million, or $0.07 per share on a diluted basis in the same quarter in 2002. These results reflect the Company’s seventh consecutive profitable quarter as a result of increased advertiser demand and positive traffic patterns. Total revenue for the second quarter rose 54% to a record $9.6 million from $6.2 million in the second quarter of 2002.

Net income for the first six months of 2003 increased 168% to a record $4.5 million, or $0.30 per share, on a diluted basis from $1.7 million, or $0.12 per share on a diluted basis, excluding the non-cash gain on early extinguishment of debt of $2.0 million in the quarter ended March 31, 2002. (Net income for the first six months of 2002 including the non-cash gain was $3.7 million, or $0.26 per share, on a diluted basis.) Total revenue for the six months ended June 30, 2003 rose 53% to $18.1 million from $11.8 million in the same period in 2002.

Commenting on Bankrate’s second quarter performance, President and CEO Elisabeth DeMarse said, “Our business model is working extremely well, driving more and more of our advertising revenue directly to the bottom line. Our earnings momentum reflects continuing strength in our margins and our ability to monetize the traffic visiting our site. We are also extremely pleased with Bankrate’s sequential revenue growth that topped our previous all time quarterly high in this year’s first quarter.

—More—

Our advertisers continue to place a premium on the value of advertising on Bankrate.com.”

For the ninth consecutive quarter, the Company generated cash from operations. Cash increased $4.2 million from $12.8 million at March 31, 2003 to $17.0 million at June 30, 2003, and Bankrate remains virtually debt-free. Approximately $1.7 million of the increase was due to stock option exercises. “Our operating margin was 25% for the first six months of 2003 compared to 14% for the same period in 2002,” commented Bob DeFranco, Senior Vice President-Chief Financial Officer. “While driving more traffic to Bankrate.com and adding more advertisers to our customer base are key initiatives, we are still committed to reducing fixed expenses, and that really shows on the bottom line,” said DeFranco.

Online Traffic for Rates and Financial Advice More than Doubles

“We are very pleased with the robust growth in consumer demand for our objective rate information and personal financial advice that was evident throughout the first half of this year,” Ms. DeMarse noted. “Traffic on Bankrate.com more than doubled in the first half to 228.4 million page views from 106.3 million page views in the first six months of 2002. In the second quarter, we had our first three million page view day, surpassing our first two million page view day in the first quarter. These are compelling statistics for advertisers who want to efficiently reach a large, active audience for their products.”

Second Quarter Highlights

Bankrate continued to experience unprecedented strength in revenue in all categories, resulting in higher year-over-year and consecutive quarter revenue for the three-month period:

•	Total revenue of $9.6 million was $3.4 million, or 54%, higher than the second quarter a year earlier, and was $1.0 million, or 12%, higher than the first quarter of 2003.
•	Online publishing revenue of $8.2 million was up $2.9 million, or 56%, over the 2002 second quarter, and was $863,000, or 12%, higher than the first quarter of 2003.
•	Graphic ad revenue was up $1.9 million, or 92%, over the second quarter of 2002, and was 6% higher than the first quarter of 2003.
•	Hyperlink (rate table listings) revenue increased $1.3 million, or 58%, over the same quarter of 2002, and was 24% higher than the first quarter of 2003.
•	Print publishing and licensing revenue of $1.4 million was up $420,000, or 45%, over the 2002 second quarter and was 12% above the $1.2 million reported in the first quarter of 2003.

—More—

•	Excluding barter, operating expenses as a percentage of total revenue declined from 52% for the three months ended June 30, 2002 to 45% for the current quarter. Similar results were achieved for the six months ended June 30, 2003 as, excluding barter, operating expenses declined from 53% of total revenue in 2002 to 44% in 2003.
•	Page views for the second quarter of 2003 were 121.8 million, up 154% over the 48.0 million reported in the same quarter in 2002, and were 15.1 million, or 14%, higher than page views in the first quarter of 2003.
•	On July 9, 2003 the Company’s stock was added to the Russell 3000 Index and the Russell 2000 Index, reflecting Bankrate’s increasing market valuation, its strong financial performance and its national leadership in online personal financial information and advice.

Online publishing revenue for the three months ended June 30, 2003 and 2002 included barter revenue of $726,000 and $906,000, representing 8% and 15% of total revenue, respectively. For the six months ended June 30, 2003 and 2002, online publishing revenue included barter revenue of $1,477,000 and $1,761,000, representing 8% and 15%, respectively, of total revenue.

July 29, 2003 Conference Call & Replay Information

The Company has scheduled a teleconference to discuss its second quarter results today at 2:00 pm Eastern Daylight Time (11 a.m. Pacific Daylight Time). To participate in the teleconference please call 1-800-559-1203 10 minutes prior to the start time.

A replay of the teleconference will be available through August 19 by calling 1-888-843-8996 (domestic) or 1-630-652-3044 (international) and entering the pass code 7423729#.

About Bankrate, Inc.

Bankrate, Inc. (NASDAQ:RATE) owns and operates Bankrate.com, the Internet’s leading consumer banking marketplace. Bankrate.com averages 4 million unique visitors per month, according to comScore Media Metrix, which ranks Bankrate.com first in unique visitors in the “Financial information and advice” category. Bankrate.com reviews more than 4,800 financial institutions in more than 180 markets in 50 states. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of more than 190 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees.

—More—

Bankrate.com provides financial applications and information to a network of more than 80 partners, including Yahoo! (NASDAQ: YHOO), America Online (NYSE: AOL), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT). Bankrate.com’s information is also distributed through more than 100 national and state publications. The Company’s stock is now included in the Russell 3000 Index and the Russell 2000 index.

Certain matters discussed in this press release are or may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include without limitation statements made with respect to future revenue, revenue growth, market acceptance of our products, and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: we have a history of losses; we use barter transactions that do not generate cash; our success depends on Internet advertising revenue, interest rate volatility, establishing and maintaining distribution arrangements, and increasing brand awareness of our Web site; our markets are highly competitive; our Web site may encounter technical problems and service interruptions; we rely on the protection of our intellectual property; we may face liability for information on our Web site; future government regulation of the Internet is uncertain and subject to change; our ownership is heavily concentrated; our success may depend on management and key employees; we may encounter difficulties with future acquisitions; our results of operation may fluctuate significantly; and our stock price may be volatile in the future. These and additional important factors to be considered are set forth under “Item 1. Business—Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the other sections of our Annual Report on Form 10-K for the year ended December 31, 2002, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Financial Statements Follow

Bankrate, Inc.

Unaudited Condensed Statements of Operations

($ in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenue:	2003	2002	2003	2002
Online publishing	$8,197	$5,268	$15,532	$9,981
Print publishing and licensing	1,355	934	2,567	1,858

Total revenue	9,552	6,202	18,099	11,839

Cost of revenue:
Online publishing	1,342	935	2,582	1,817
Print publishing and licensing	1,057	667	1,970	1,339

Total cost of revenue	2,399	1,602	4,552	3,156

Gross margin	7,153	4,600	13,547	8,683

Operating expenses:
Sales	1,140	944	2,166	1,795
Marketing	1,372	967	2,570	1,890
Product development	562	351	1,090	681
General and administrative	1,458	1,243	2,928	2,378
Depreciation and amortization	163	123	354	267

	4,695	3,628	9,108	7,011

Income from operations	2,458	972	4,439	1,672
Interest income (expense), net	63	30	101	20
Gain on early extinguishment of debt	—	—	—	2,022

Income before income taxes	2,521	1,002	4,540	3,714
Income taxes	—	—	—	—

Net income	$2,521	$1,002	$4,540	$3,714

Basic and diluted net income per share:
Basic	$0.17	$0.07	$0.32	$0.27

Diluted	$0.16	$0.07	$0.30	$0.26

Weighted average common shares outstanding:
Basic	14,472,485	13,996,950	14,318,221	13,996,950
Diluted	15,478,477	14,375,393	15,277,304	14,261,815

Bankrate, Inc.

Unaudited Condensed Balance Sheets

($ in thousands except per share data)

	June 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$16,959	$11,001
Accounts receivable, net	3,173	2,378
Other current assets	272	370

Total current assets	20,404	13,749
Furniture, fixtures and equipment, net	964	913
Intangible assets, net	143	207
Other assets	378	304

Total assets	$21,889	$15,173

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$1,090	$809
Other accrued expenses	3,113	3,073
Deferred revenue	279	255
Other current liabilities	255	244

Total current liabilities	4,737	4,381
Other liabilities	216	142

Total liabilities	4,953	4,523

Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized and undesignated	—	—
Common stock, par value $.01 per share—100,000,000 shares authorized; 14,812,338 and 13,998,168 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	148	139
Additional paid in capital	65,670	63,933
Accumulated deficit	(48,882)	(53,422)

Total stockholders’ equity	16,936	10,650

Total liabilities and stockholders’ equity	$21,889	$15,173